UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 1, 2004

WellPoint Health Networks Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13083	95-4635504
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1 WellPoint Way Thousand Oaks, California		91362
(Address of principal executive offices)		(Zip Code)

(818) 234-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On September 1, 2004, Elizabeth A. Sanders, Woodrow A. Myers, Jr., M.D., Dennis Mark Weinberg and Joan E. Herman were automatically granted options to acquire 15,873, 7,237, 39,601 and 42,235 shares, respectively, of the Common Stock of WellPoint Health Networks Inc. (the “Company”) pursuant to an optional “reload” provision included in previously granted stock options under the Company's 1999 Stock Incentive Plan.  The reload provison allows an optionee to pay the purchase price of options to be exercised (and, if applicable, appropriate tax withholding) in shares of Company Common Stock already owned by such optionee and to simultaneously receive an award for a number of option shares equal to the number of shares of Company Common Stock tendered for payment of the exercised options and applicable tax withholding.  Reloads are usually offered four times a year on March 1, June 1, September 1 and December 1.

Each of the reload options granted on September 1, 2004 immediately vested on that date and will expire on the tenth anniversary of the grant date of the original option.  The exercise price of each reload option is $98.18 per share, the fair market value of one share of Company Common Stock on the date of exercise of the original option.  The other terms and conditions of the reload options are the same as those of the original options, including that the reload options are eligible for future reloads.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2004	WellPoint Health Networks Inc.

	By:	/s/ Robert A. Kelly
Robert A. Kelly
Assistant Secretary